[***] Certain marked information has been omitted from this exhibit because it is both not material and is the type that the Registrant treats as private or confidential.

NINTH AMENDMENT TO LEASE

This Ninth Amendment to Lease (“Amendment”) is made effective, and dated for reference purposes, as of December 4, 2024 (the “Effective Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and CODEXIS, INC., a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A.Landlord and Tenant are the parties to that certain lease which is comprised of the following (collectively, the “Existing Lease”): that certain Lease, dated October [sic], 2003, entered into by and between Tenant, as tenant and Landlord, as landlord (“Original Lease”); as amended by that certain First Amendment to Lease dated as of June 1, 2004, that certain Second Amendment to Lease (“Second Amendment”) dated as of March 9, 2007, that certain Third Amendment to Lease (“Third Amendment”) dated as of March 31, 2008, that certain Fourth Amendment to Lease dated as of September 17, 2010, that certain Fifth Amendment to Lease (the “Fifth Amendment”) dated March 16, 2011, that certain Sixth Amendment to Lease (the “Sixth Amendment”) dated September 27, 2012, that certain Seventh Amendment to Lese dated October 11, 2016, and that certain Eighth Amendment to Lease (“Eighth Amendment”) dated February 8, 2019, for certain premises (the “Premises”) containing approximately 77,100 rentable square feet, comprised of the following: (i) approximately 11,020 rentable square feet commonly known as 501 Chesapeake Drive, Redwood City, California (the “Chesapeake Space”),
(ii) approximately 10,597 rentable square feet commonly known as 200 Penobscot Drive, Redwood City, California (the “200 Penobscot Space”), (iii) approximately 17,627 rentable square feet commonly known as 220 Penobscot Drive, Redwood City, California (the “220 Penobscot Space”); and (iv) approximately 37,856 rentable square feet commonly known as 400 Penobscot Drive, Redwood City, California (the “400 Penobscot Space”), in the Project (commonly known as Seaport Centre in Redwood City, California), all as more particularly described in the Existing Lease.

B.Landlord and Tenant desire to provide for (i) the extension of the Term for the Premises; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SCOPE OF AMENDMENT; DEFINED TERMS. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Effective Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. The “200 Penobscot Space”, the “220 Penobscot Space” and the “400 Penobscot Space” are sometimes collectively referred to as the “Penobscot Space”.

SECTION 2.    EXTENSION OF TERM FOR THE CHESAPEAKE SPACE AND THE PENOBSCOT
SPACE. Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, (a) the current Term, solely with respect to the Chesapeake Space, pursuant to the Existing Lease will expire on May 31, 2029, and that the Term of the Lease solely for the Chesapeake Space is hereby extended for the period of thirty-nine (39) months (the “Chesapeake Fifth Extended Term”) commencing on June 1, 2029 (the “Chesapeake Fifth Extension Date”) and expiring August 31, 2032 (hereafter, the “Extended Expiration Date”), unless sooner terminated pursuant to the terms of the

Lease; and (b) the current Term, solely with respect to the Penobscot Space, pursuant to the Existing Lease will expire May 31, 2027, and that the Term of the Lease solely for the Penobscot Space is hereby extended for the period of sixty-three (63) months (the “Penobscot Second Extended Term”) commencing on June 1, 2027 (the “Penobscot Second Extension Date”) and expiring on the Extended

Expiration Date. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to the Extended Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension; provided, however, that (x) with respect to the Chesapeake Space, Tenant shall continue to have one (1) option to extend the Term of the Lease for an additional term of five (5) years in accordance with the terms and conditions of Section 7(b) of the Sixth Amendment, and (y) with respect to the Penobscot Space, Tenant shall continue to have one (1) option to extend the Term of the Lease for an additional term of five (5) years in accordance with the terms and conditions of Section 12(b) of the Fifth Amendment, provided, however, that Tenant shall have the right to exercise such option to extend in this subclause (y) as to the 400 Penobscot Space only, as to the combined 200 and 220 Penobscot Space only, or as to the Penobscot Space in its entirety.

SECTION 3. MONTHLY BASE RENT FOR CHESAPEAKE FIFTH EXTENDED TERM. Notwithstanding
any provision of the Existing Lease to the contrary, commencing on the Chesapeake Fifth Extension Date and continuing through the Extended Expiration Date, the amount of Monthly Base Rent payable by Tenant for the Chesapeake Space shall be as follows:

Period from/to	Monthly Base Rent
June 1, 2029 – May 31, 2030	$67,222.00*
June 1, 2030 – May 31, 2031	$69,238.66
June 1, 2031 – May 31, 2032	$71,315.82
June 1, 2032 – August 31, 2032	$73,455.29

*Notwithstanding anything in the foregoing to the contrary, provided that a Default (as defined in Section 11.01 of the Original Lease) by Tenant (other than the first Default in any twelve (12) month period unless such Default continues beyond three (3) business days after written notice thereof) has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent solely for the Chesapeake Space due and payable for the period beginning on June 1, 2029 and continuing through August 31, 2029, totaling not more than Two Hundred One Thousand Six Hundred Sixty-Six and 00/100 Dollars ($201,666.00) in the aggregate (collectively, “Chesapeake Space Abated Rent”); provided, further, that in the event of a Default by Tenant at any time prior to August 31, 2032 (the "Chesapeake Outside Month"), a fraction of all previously abated Chesapeake Space Abated Rent under this Amendment, the numerator of which shall be the number of months remaining from and including the month in which such Default occurs until and including the Chesapeake Outside Month, and the denominator of which shall be the number of months from and including the month in which the Chesapeake Fifth Extension Date occurs until and including the Chesapeake Outside Month, shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord (provided, however, that such fraction of the Chesapeake Space Abated Rent shall not be immediately due and payable with respect to the first Default in any twelve (12) month period unless such Default continues beyond three (3) business days after written notice thereof).

SECTION 4. MONTHLY BASE RENT FOR PENOBSCOT SECOND EXTENDED TERM.
Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Penobscot Second Extension Date and continuing through the Penobscot Extended Expiration Date, the amount of Monthly Base Rent payable by Tenant for the Penobscot Space shall be as follows:

Period from/to	Monthly Base Rent
June 1, 2027 – May 31, 2028	$379,960.00*
June 1, 2028 – May 31, 2029	$391,358.80
June 1, 2029 – May 31, 2030	$403,099.56
June 1, 2030 – May 31, 2031	$415,192.55
June 1, 2031 – May 31, 2032	$427,648.33
June 1, 2032 – August 31, 2032	$440,477.78
*Notwithstanding anything in the foregoing to the contrary, provided that a Default by Tenant (other than the first Default in any twelve (12) month period unless such Default continues beyond three (3) business days after written notice thereof) has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent solely for the Penobscot Space due and payable for the period beginning on June 1, 2027 and continuing through August 31, 2027, totaling not more than One Million One Hundred Thirty-Nine Thousand Eight Hundred Eighty and 00/100 Dollars ($1,139,880.00) in the aggregate (collectively, “Penobscot Space Abated Rent”); provided, further, that in the event of a Default by Tenant at any time prior to August 31, 2032 (the "Penobscot Outside Month"), a fraction of all previously abated Penobscot Space Abated Rent under this Amendment, the numerator of which shall be the number of months remaining from and including the month in which such Default occurs until and including the Penobscot Outside Month, and the denominator of which shall be the number of months from and including the month in which the Penobscot Second Extension Date occurs until and including the Penobscot Outside Month, shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord (provided, however, that such fraction of the Penobscot Space Abated Rent shall not be immediately due and payable with respect to the first Default in any twelve (12) month period unless such Default continues beyond three (3) business days after written notice thereof).

SECTION 5. LETTER OF CREDIT. Landlord and Tenant acknowledge and agree that Tenant has provided Landlord with a Letter of Credit in the amount of One Million Sixty-One Thousand Five Hundred Seventy-Two and 62/100 Dollars ($1,061,572.62) pursuant to Section 5.02 of the Original Lease, as amended by Section 4 of the Second Amendment, Section 5 of the Third Amendment, Section 9 of the Fifth Amendment and Section 5 of the Eighth Amendment. Tenant acknowledges its obligation to maintain the Letter of Credit throughout the Term. Accordingly, the LOC Expiration Date (as defined in the Lease) shall mean the date that is forty-five (45) days following the Extended Expiration Date (as the same may be further extended). If the Option to Extend is exercised with respect to a portion but not all of the Premises, then so long as there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising the Option to Extend, then the portion of the Letter of Credit required to be maintained from and after the Extended Expiration Date shall be limited to a prorata portion of the Letter of Credit amount applicable to the rentable square footage of the Premises that is subject to the extension. Notwithstanding the foregoing or anything to the contrary contained in the Lease, in the event that at any time the financial institution which issued the Letter of Credit held by Landlord is declared insolvent by the FDIC or is closed for any reason, Tenant shall within a reasonable period not to exceed fifteen (15) days provide a substitute Letter of Credit that satisfies the requirements of the Lease as amended hereby from a financial institution reasonably acceptable to Landlord.

SECTION 6. TENANT’S SHARE. During the Chesapeake Fifth Extended Term and the Penobscot Second Extended Term, Tenant shall pay all Rent Adjustments, including Tenant’s Share of Operating Expenses. Notwithstanding any provisions of the Existing Lease to the contrary, during the Chesapeake Fifth Extended Term and the Penobscot Second Extended Term, Tenant’s Share is as follows:

(a)Chesapeake Space: 3.65% of Phase I and 2.05% of the Project.
(b)200 Penobscot Space and 220 Penobscot Space (combined):    9.35% of Phase I and 5.25% of the Project.
(c)400 Penobscot Space:    12.54% of Phase I and 7.04% of the Project.
SECTION 7.    “AS IS” CONDITION.

(a)Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases and accepts the Chesapeake Space for the Chesapeake Fifth Extended Term and the Penobscot Space for the Penobscot Second Extended Term in its “AS IS” condition existing on the Effective Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in the Workletter (defined below) and except for Landlord’s continuing obligations under the Lease.

(b)Tenant shall have the right to perform the work and make the installations in Chesapeake Space and the Penobscot Space as set forth in the Workletter set forth in Exhibit A hereto (the “Workletter”) (such work may be referred to as “Tenant Alterations”).

SECTION 8.    ASSIGNMENT AND SUBLETTING.

(a)The penultimate sentence of Section 10.01(a) of the Original Lease is hereby deleted.

(b)Section 10.02 of the of the Original Lease is amended so that Landlord’s right to recapture shall not apply if Tenant proposes to sublease less than all of the square footage of the Rentable Area contained in the Chesapeake Space and the Penobscot Space collectively.

SECTION 9.    OFFER RIGHT. The Offer Right set forth in Section 9 of the Eighth Amendment is hereby deleted in its entirety and replaced with the following:
(a)Landlord hereby grants Tenant a right to lease the Offer Spaces (defined below) if and to the extent such space is Available (defined below) during the period beginning on the date of execution of this Amendment and expiring [***] months [***] (the "Offer Period"), upon and subject to the terms and conditions of this Section (the "Offer Right"), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of at least seventy percent (70%) of the square footage of the Rentable Area of the Premises at the time of exercise of such right; and (ii) there has been no material adverse change in Tenant's financial position from such position as of the Effective Date, as certified by Tenant's chief financial officer, and as supported by Tenant's certified financial statements, copies of which shall be delivered to Landlord with Tenant's written notice exercising its right hereunder, and to Landlord’s reasonable satisfaction. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant's chief financial officer does not certify there has been no such change. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, Tenant shall not be required to provide certified financial statements by its chief financial officer (and shall not be required to provide a certification by its chief financial officer that there has been no material adverse change in Tenant’s financial position) so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

(b)“Offer Spaces” shall mean the leasable space consisting of approximately (i) 15,[***] rentable square feet and referred to as [***], and (ii) 11,[***] rentable square feet and referred to as [***] (each individually referred to as an “Offer Space”). The term "Available" shall mean that the space in question is either: (1) vacant and free and clear of the tenant in the Offer Space as of the Effective Date, [***] (the “Current Tenant”); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of the applicable Current Tenant. The parties acknowledge and agree that Landlord shall be free at any time during the term of the lease with the Current Tenant to enter into an extension or renewal of the term for the applicable Offer Space with the Current Tenant.

(c)Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the Offer Space, but during the Offer Period before Landlord makes any written proposal to any other party (other than the Current Tenant) for any Offer Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of the applicable Current Tenant, Landlord shall give Tenant written notice ("Landlord's Notice"), which notice identifies the space Available, its rentable area, Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant, Landlord’s estimate of the applicable Fair Market Rental Rate, as defined in Exhibit B hereto (“Landlord’s Estimate”), and if applicable, base year or base amount (if different from that for the rest of the Premises) with respect to Operating Expenses. For the period of ten (10) days after Landlord gives Landlord's Notice (the "Election Notice Period"), Tenant shall have the right to give Landlord irrevocable written notice (“Election Notice”) of Tenant’s election to lease all (and not less than all) the Offer Space identified in Landlord’s Notice.
(d)In the event Tenant duly and timely delivers its Election Notice to Landlord, such exercise shall thereby create and constitute a binding lease of the Offer Space by and to Tenant, subject to suspension or termination of such right pursuant to Subsection (h) below, upon and subject to the same terms and conditions contained in the Lease except as follows: (i) Tenant shall accept the Offer Space in its then “AS IS” condition, but broom clean and free of all tenants or occupants, without any obligation of Landlord to repaint, remodel, improve or alter such space for Tenant’s occupancy or to provide Tenant any allowance therefor except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate, provided, however, Landlord, by notice given to Tenant within thirty (30) days after receipt of Tenant’s Election Notice, may elect to provide, in lieu of such allowance for alterations to the Offer Space, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Offer Space and due starting after such rent obligation commences; (ii) Landlord shall deliver the Offer Space to Tenant no later than thirty (30) days after the later of the date on which Landlord regains possession of such space or the date on which Landlord receives Tenant’s Election Notice; (iii) upon such delivery, the Offer Space shall be part of the Premises under the Lease, such that the term “Premises” in the Lease thereafter shall mean both the space leased immediately prior to such delivery and the Offer Space, and shall be leased for the remaining Penobscot Second Extended Term (subject to a separate option to extend the Term of the Lease with respect to the Offer Space for an additional term of five (5) years (which option to extend shall be under the same terms and conditions of Section 12(b) of the Fifth Amendment); (iv) starting on such delivery date, with respect to the Offer Space Tenant shall pay Monthly Base Rent equal to the Fair Market Rental Rate, with Fair Market Rental Rate defined and determined as set forth herein and in Exhibit B; (v) starting on such delivery date, with respect to the Offer Space Tenant shall additionally pay Tenant’s Share of Operating Expenses or increases in Operating Expenses, as applicable under the Lease, with Tenant’s Share recalculated to reflect addition of the Offer Space; (vi) starting on such delivery date, Tenant shall additionally pay other charges payable by Tenant for utilities and otherwise with respect to the Offer Space; and (vii) the Letter of Credit shall be increased to an amount that is the same percentage or proportion of Rent (after including Rent for the Offer Space) as the prior amount of Letter of Credit was in relation to prior Rent.

(e)Landlord’s Estimate set forth in Landlord’s Notice shall be conclusive and binding as the Monthly Base Rent payable for the Offer Space in Landlord’s Notice unless Tenant notifies Landlord in Tenant’s Election Notice that Tenant elects to lease the subject Offer Space but disputes Landlord’s Estimate and specifies in detail the reasons therefor and states Tenant’s good faith estimate of the Fair Market Rental Rate. If the dispute is not resolved within ten (10) business days after Landlord receives Tenant’s Election Notice as described above, then the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit B.
(f)Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the lease of the subject Offer Space in accordance with the terms and conditions of this Offer Right, in the form of an amendment to the Lease. Tenant shall execute such amendment within ten (10) business days after receipt of the proposed amendment and Landlord shall execute it promptly days after Landlord’s receipt from Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the lease of the Offer Space in accordance with the terms and conditions of this Offer Right.

(g)If Tenant either fails or elects not to exercise its Offer Right as to the Offer Space covered by Landlord's Notice by not giving its Election Notice within the Election Notice Period, then Tenant's Offer Right shall not apply for twelve (12) months thereafter with respect to the space covered by Landlord's Notice and Landlord shall be free to lease such space and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Offer Right, and if upon expiration of such twelve (12) month period Landlord has not executed any lease or written agreement with respect to the applicable Offer Space, the procedure set forth above shall be repeated. Further, if Landlord executes with any third party or parties any new leases or written agreements permissible under this Section for any Offer Space covered by Landlord's Notice, the determination of whether or not such space again becomes Available so as again to be subject to Tenant's rights hereunder shall be made by applying the standards set forth above in Subsection (b) as to such new leases or written agreements in the same manner as if they had been entered into prior to the Offer Period.
(h)During any period that Tenant does not occupy at least [***] ([***]%) of the square footage of Rentable Area in the Premises at the time of exercise of such right or that there is an uncured Default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a Default, the Offer Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter any amendment) with respect to any Offer Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Offer Right. The Offer Right shall terminate upon any of the following: (1) the termination of the Lease upon the occurrence of a Tenant default or otherwise; (2) Landlord's recovery of possession of the Premises upon the occurrence of a Tenant default or otherwise;
(3) rejection of the Lease in any bankruptcy proceeding.

(i)The Offer Right is personal to Codexis, Inc., a Delaware corporation, and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than an Affiliate (as defined in Section 10.01 of the Original Lease) which is an assignee of the Lease and which has satisfied the requirements of Sections 10.01 and 10.05 of the Original Lease.

SECTION 10. USE OF HAZARDOUS MATERIALS. Exhibit D to the Original Lease is hereby replaced with the new Exhibit D attached to this Amendment. The parties agree that (a) prior to adding any types or increasing any quantities of Hazardous Materials used or handled in the Premises, and (b) in any event (regardless of whether Tenant has added any types or increased any quantities of Hazardous Materials used or handled in the Premises), at least once per year, Tenant will provide updates, if any, to the information provided on such Exhibit D related to Tenant’s Hazardous Material Business Plan (including chemicals of any volume listed on 40 CFR Appendix A to Part 355) in writing to Landlord or Landlord’s property manager for Landlord’s review and reasonable approval, and Landlord’s approval in writing to Tenant will suffice as an update to such Exhibit D for purposes of the Lease.

SECTION 11. LIMITATION OF LANDLORD’S LIABILITY. Notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Section 26.08 of the Original Lease), Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with the Existing Lease shall only be enforced against Landlord’s equity interests in the Project up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to the Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

SECTION 12. TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 13. BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment, except for CBRE, Inc. (“Landlord’s Broker”). Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

SECTION 14. ATTORNEYS’ FEES. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. Tenant shall be liable for, and shall pay upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in enforcing Tenant’s performance of its obligations under this Lease, or resulting from a Default by Tenant (regardless of whether suit is initiated), or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

SECTION 15. EFFECT OF HEADINGS; RECITALS: EXHIBITS. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 16. ENTIRE AGREEMENT; AMENDMENT. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 17.    SANCTIONS LIST.

(a)Tenant hereby represents, warrants and covenants to Landlord that either:

(i)Tenant is a Regulated Entity (as defined below), or

(ii)neither Tenant nor any person or entity that directly or indirectly has an ownership interest in Tenant of twenty-five percent (25%) or more, is or will be (A)(1) subject to a U.S. comprehensive sanctions program administered by the U.S. Department of Treasury, Office of Foreign Assets Control ("OFAC"), (2) named on OFAC's U.S. Specially Designated Nationals list, or (3) named on OFAC's Sectoral Sanctions Identifications list ((1), (2) and (3) collectively the "OFAC Sanctions Lists"),
(B) named on any other locally required sanctions lists ("Country Lists"), or (C) named on the United Nations Security Council's sanctions list (the "U.N. List" and together with the OFAC Sanctions Lists and the Country Lists, the "Sanctions Lists").

(b)If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants that either:

(i)any such Guarantor is a Regulated Entity,

(ii)neither Guarantor nor any person or entity that directly or indirectly has an ownership interest in such Guarantor of twenty-five percent (25%) or more is or will be on the Sanctions Lists.

For purposes of this Section, a “Regulated Entity” shall mean a U.S. public company (including their documented wholly-owned subsidiaries) or any other entity, including a bank, that is regulated by the SEC, FINRA, or Federal Reserve.

SECTION 18. RATIFICATION. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) to Tenant’s knowledge, as of the Effective Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Effective Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant (except for any subleases that have been consented to by Landlord in writing).

SECTION 19. AUTHORITY. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

SECTION 20. DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST. Pursuant to California
Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), and
(ii)keep the information contained in the Report confidential, except to the extent required by Law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Law, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand.

SECTION 21. ENERGY UTILITY USAGE. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon written request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

SECTION 22. EXISTING TENANT ADDITIONS. Tenant shall not be required to remove any Tenant Additions existing in the Chesapeake Space or the Penobscot Space as of the Effective Date except for any Tenant Additions containing Hazardous Materials, Tenant’s trade fixtures, personal property and cabling and wiring installed for any of the foregoing.

SECTION 23. COUNTERPARTS. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the latest date set forth below.
TENANT:    CODEXIS, INC.,
a Delaware corporation

By: /s/ Kevin Norrett

Print Name: Kevin Norrett
Title: Chief Operating Officer
(Chairman of Board, President or Vice President)

Date: November 20, 2024

By: /s/ Georgia Erbez

Print Name: Georgia Erbez
Title: Chief Financial Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer) Date: November 12, 2024

LANDLORD:    METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By: MetLife Investment Advisors, LLC, a Delaware limited liability company, its investment manager
By: /s/ Michael Pace

Print Name: Michael Pace
Title: Authorized Signatory and Managing Director

Date: December 2, 2024

EXHIBIT A
WORKLETTER AGREEMENT (TENANT BUILD - ALLOWANCE)

This Workletter Agreement ("Workletter") is attached to and a part of a certain Amendment by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, as Landlord, and CODEXIS, INC., a Delaware corporation, as Tenant, for the Premises. Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1.Landlord Work.
There shall be no Landlord Work.

2.Tenant's Plans.

2.1.Description. At its expense, Tenant shall employ:
(i)one or more architects reasonably satisfactory to Landlord and licensed by the State ("Tenant's Architect") to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any. Landlord hereby approves of [***] as a permitted “Tenant’s Architect”.

(ii)one or more engineers reasonably satisfactory to Landlord and licensed by the State ("Tenant's Engineers") to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

All such drawings and specifications are referred to herein as "Tenant's Plans". Tenant's Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant's Architect shall be responsible for coordination of all engineering work for Tenant's Plans and shall coordinate with any consultants retained by Tenant in connection with the design and installation of improvements to the Premises (the use of such consultants is subject to Landlord’s consent), and Landlord's architect or other representative to assure the consistency of Tenant's Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within thirty (30) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord's architects and engineers to review Tenant's Plans for consistency of same with the Base Building Work and Landlord Work, if any. Tenant's Plans shall also include the following:
(a) Final Space Plan: The "Final Space Plan" for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading) and include a drop ceiling for the entire Premises and HVAC distributed throughout the entire Premises except the shipping and warehouse areas. The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standard” or “Building Standards”);

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(iii)comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working

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Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 2.1(b). below, for all mechanical and electrical systems in the Premises).
(b)Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers reasonably satisfactory to Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report ("Capacity Report") for all mechanical and electrical systems in the Premises.

(c)Issued for Construction Documents: The "Issued for Construction Documents" shall consist of all drawings (1/8" scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

2.2.Approval by Landlord. Tenant's Plans and any revisions thereof shall be subject to Landlord's approval, which approval or disapproval:
(i)shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) adversely affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof (except with respect to HVAC installation on the roof), or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

(ii)shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart
(i) of Section 2.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.
If Landlord disapproves of any of Tenant's Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord's approval. The approval procedure shall be repeated as necessary until Tenant's Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant's Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant's Plans and for the compliance of Tenant's Plans with any and all Laws.

2.3.Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord's construction review procedures to expedite the planning, commencement, progress and completion of Tenant Alterations. Landlord shall complete its review of each stage of Tenant's Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 2.2 above.

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2.4.City Requirements. Any changes in Tenant's Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord's review and approval.

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2.5."As Built" Drawings and Specifications. A CADD-DXF diskette file and a set of black line drawings of all "as built" drawings and specifications of Tenant’s Work in the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant's Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant's expense to the Landlord within thirty (30) days after completion of the Tenant Alterations. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

3.Tenant Alterations.
3.1.Tenant Alterations Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 6 below) is referred to in this Workletter as "Tenant Alterations."

3.2.Tenant to Construct. Tenant shall construct all Tenant Alterations pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Alterations shall be considered "Tenant Alterations" for purposes of the Lease.
3.3.Construction Contract. All contracts and subcontracts for Tenant Alterations shall include any terms and conditions reasonably required by Landlord.

3.4.Contractor. Tenant shall select one or more contractors to perform the Tenant Alterations ("Contractor") subject to Landlord’s prior written approval, which shall not unreasonably be withheld.
3.5.Division of Landlord Work and Tenant Alterations. Tenant Alterations is defined in Section
3.1 above and Landlord Work, if any, is defined in Section 1.

3.6.Restoration. Notwithstanding anything to the contrary in the Existing Lease or in this Workletter, (a) if so requested by Tenant in writing (and prominently in all capital and bold lettering which also states that such request is pursuant to Section 3.6 at the time Tenant requests approval of any Tenant Alterations, Landlord shall advise Tenant at the time of Landlord’s approval of such Tenant Alterations as to whether Landlord will require that such Tenant Alterations be removed by Tenant from the Premises; provided, however, regardless of the foregoing, in any event, Landlord may require removal of any Tenant Alterations containing Hazardous Material and all Tenant’s trade fixtures, and, subject to Section 6.03 of the Original Lease, cabling and wiring installed for Tenant’s personal property or trade fixtures, and (b) except for such Tenant Alterations containing Hazardous Material, Tenant’s trade fixtures, and such cabling and wiring, Landlord shall not require removal of any improvements that are in the nature of general office or lab improvements.

4.Tenant's Expense.
Tenant agrees to pay for all Tenant Alterations, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Landlord shall provide an “Allowance” towards the cost of design and construction of the Tenant Alterations (including, without limitation, the installation of an emergency generator if Tenant elects, at Tenant’s sole discretion, to install the same) as follows:

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(a)Forty-Two and 00/100 Dollars ($42.00) per square foot of Rentable Area of the Penobscot Space (i.e., $2,775,360.00); provided, however, Tenant must spend not less than Twenty-One and 00/100 ($21.00) per square foot of Rentable Area of the Penobscot Space for Permanent Improvements in the Penobscot Space (i.e., $1,387,680.00), and thereafter Tenant may use the remainder of such Allowance for Permanent Improvements in any portion of the Penobscot Space or the Chesapeake Space; and

(b)Twenty-Five and 00/100 Dollars ($25.00) per square foot of Rentable Area of the Chesapeake Space (i.e., $275,500.00); provided, however, Tenant must spend not less than Twelve and 50/100 ($12.50) per square foot of Rentable Area of the Chesapeake Space for Permanent Improvements in the Chesapeake Space (i.e., $137,750.00), and thereafter Tenant may use the remainder of such Allowance for Permanent Improvements in any portion of the Penobscot Space or the Chesapeake Space.
The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Alterations which constitutes permanent improvements to the Premises, actual and reasonable costs of design and management thereof and governmental permits therefor, and costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 2.1, and Landlord’s construction administration fee (defined in Section 7.10 below). Permanent Improvement Costs shall exclude costs of “Tenant’s FF&E” (defined below) and shall include an emergency generator as provided above if Tenant elects to install the same For purposes of this Workletter, “Tenant’s FF&E” shall mean Tenant’s furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs no later than the date that is thirty (30) months following the Effective Date and submit full and complete application(s) for disbursement thereof pursuant to Section 5 below, Tenant shall have no right to the unused portion of the Allowance.

5.Application and Disbursement of the Allowance.

5.1.Tenant shall prepare a budget for all Tenant Alterations, including the Permanent Improvement Costs and all other costs of the Tenant Alterations ("Budget"), which Budget shall be subject to the reasonable approval of Landlord and may be reasonably updated by Tenant from time to time. Such Budget shall be supported by such other documentation as Landlord may require to evidence the total costs. To the extent the Budget exceeds the available Allowance ("Excess Cost"), Tenant shall be solely responsible for payment of such Excess Cost (subject to any remaining Allowance). Further, prior to any disbursement of the Allowance by Landlord, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs equal to the sum of (a) the Permanent Improvement Costs in excess of the Allowance; plus (b) the amount of “Landlord’s Retention” (defined below). “Landlord’s Retention” shall mean an amount equal to ten percent (10%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Alterations and complied with Section 5.4 below. Further, Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with (i) bills and invoices covering all labor and material expended and used in connection with the particular portion of the Tenant Alterations for which Tenant has requested reimbursement, (ii) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (iii) contractors affidavit covering all labor and materials expended and used, (iv) Tenant, contractors and architectural completion affidavits (as applicable), and (v) valid mechanics' lien releases and waivers pertaining to any completed portion of the Tenant Alterations which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 5.2 and 5.4 below.

5.2.Upon Tenant's full compliance with the provisions of Section 5, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Alterations or providing materials for Tenant Alterations) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

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(a)In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Alterations, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 5.1; and (iii) Landlord, or Landlord's appointed representative, has inspected and approved the work for which Tenant seeks payment; or
(b)In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Alterations which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 5.1; and (iv) Landlord, or Landlord's appointed representative, has inspected and approved the work for which Tenant seeks reimbursement.

5.3.Tenant shall provide Landlord with the aforementioned documents by the fifteenth (15t)h) of the month and payment shall be made within thirty (30) days after such documentation is provided.
5.4.Prior to Landlord disbursing the Landlord’s Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Alterations or such longer period as Landlord may permit: (i) “As Built” drawings and specifications pursuant to Section 2.5 above,
(ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a “Certificate of Completion” prepared by Tenant’s Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

6.Changes, Additions or Alterations.
If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord's approval in accordance with the provisions of Section 2.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Budget and Excess Cost previously submitted and approved pursuant to Section 5 above (subject to any remaining Allowance).

7.Miscellaneous.
7.1.Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space hereafter added to the Premises by Lease option or otherwise.

7.2.Tenant Alterations shall include (at Tenant's expense subject to application of the Allowance towards the costs of such items) for all of the Premises, when applicable:
(a)Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b)Building Standard fluorescent fixtures in all Building office areas;

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(c)Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

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(d)Building Standard ceiling systems (including tile and grid) and;
(e)Building Standard air conditioning distribution and Building Standard air terminal units.

7.3.Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads "AS IS" on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant's Plans and/or any applicable Laws necessitate such.

7.4.Floor Loading. Floor loading capacity shall be within building design capacity which is 150 pounds per square foot. Tenant may exceed floor loading capacity with Landlord's consent, at Landlord's sole discretion and must, at Tenant's sole cost and expense, reinforce the floor as required for such excess loading.

7.5.Work Stoppages. If any work on the Real Property other than Tenant Alterations is delayed, stopped or otherwise affected by construction of Tenant Alterations, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Alterations.

7.6.Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.
7.7.Locks. Tenant may purchase locks, cylinders and keys for the Premises from its own vendor, provided that (a) such vendor and the locks, cylinders and keys to be used are subject to Landlord’s prior written approval; (b) of a make and model which are functional, operable and compatible with Landlord’s master key system; (c) a master key or keys are provided to Landlord, of which Landlord may place one such master key in the “knox box” for use by the fire department and emergency personnel in the event of an emergency and may retain another key for Landlord's use for entry permitted under the Lease; and (d) the contact information for Tenant’s vendor for locks, cylinders and keys used in the Premises shall be provided to Landlord with Tenant’s request for approval.

7.8.Authorized Representatives. Tenant has designated Neill Bickel to act as Tenant's representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days’ notice to Landlord.

7.9.Intentionally Omitted.

7.10.Fee. Landlord shall receive a fee equal to one percent (1.0%) of the Allowance for Landlord’s review and supervision of construction of the Tenant Alterations, which fee shall be paid by Landlord applying one percent (1.0%) of the Allowance in payment thereof. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord's architects and engineers to review Tenant's Plans.

8.Force and Effect.
The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

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EXHIBIT B
FAIR MARKET RENTAL RATE

1.Definition of Fair Market Rental Rate. "Fair Market Rental Rate" shall mean the Monthly Base Rent equal to the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings in Seaport Centre and along the Highway 101 corridor in Redwood City, Redwood Shores, San Carlos and Belmont (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made ("Comparable Transactions"). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Rent Adjustments and/or certain Operating Expenses on the basis of increases over a base year, then the rate of Monthly Base Rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant's agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined;
(d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.
2.Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the "Estimates"). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.

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3.Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising comparable life science space in the Applicable Market ("Qualified Appraisers"). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

4.Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate's selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.
5.Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Monthly Base Rent and Rent Adjustment Deposits as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Monthly Base Rent installments due) for any reduction in the amounts due.

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EXHIBIT D
PERMITTED HAZARDOUS MATERIAL
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